Exhibit 99.2

Infinera Corporation Announces Pricing of Convertible Senior Notes Offering

Sunnyvale, CA – May 23, 2013 – Infinera Corporation (NASDAQ: INFN) today announced the pricing of an offering of $135 million aggregate principal amount of its 1.75% convertible senior notes due 2018 (the “Notes”). The Notes are being offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Infinera has granted the initial purchasers a 30-day option to purchase up to an additional $15 million aggregate principal amount of the Notes on the same terms and conditions to cover overallotments, if any. Interest on the Notes will be paid semi-annually at a rate of 1.75% per year, and the Notes will mature on June 1, 2018, unless earlier repurchased or converted.

Holders may require Infinera to repurchase their Notes upon a fundamental change at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date. Infinera may not redeem the Notes prior to maturity.

The Notes will be convertible, subject to the satisfaction of certain conditions, into cash, shares of Infinera common stock or a combination thereof, at Infinera’s option. The initial conversion rate per $1,000 principal amount of Notes is equivalent to 79.4834 shares of common stock, which is equivalent to a conversion price of approximately $12.58 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of 37.5% relative to the last reported sale price on May 23, 2013 of Infinera’s common stock of $9.15.

Infinera expects to use the net proceeds of the offering for general corporate purposes, including working capital and potential strategic projects.

The offering is expected to close on May 30, 2013, subject to customary closing conditions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Notes and the shares of common stock issuable upon conversion of the Notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

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Contacts:

Infinera Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Infinera Investors: Jenifer Kirtland Tel. +1 (408) 543-8139 jkirtland@infinera.com